Filed Pursuant to Rule 424(b)(7) Registration No. 333-149476

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 29, 2008)

Owens Corning

51,604,884 Shares of Common Stock

This prospectus supplement relates to up to 51,604,884 shares of Owens Corning common stock, par value $0.01 per share, which we sometimes refer to as our common stock or Owens Corning common stock, which may be offered for sale from time to time by the stockholders named under the heading “Selling Stockholders” beginning on page S-2, whom we refer to as the selling stockholders. We do not know when or in what amounts a selling stockholder may offer these shares of our common stock for sale. The selling stockholders may sell all, some or none of the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock sold by the selling stockholders.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “OC.” The closing price of our common stock on the New York Stock Exchange on April 3, 2008 was $18.97 per share.

Investing in our common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 4, 2008.

Prospectus Supplement

Prospectus dated February 29, 2008

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholders and the terms on which they are offering and selling our common stock. The second part is the accompanying prospectus dated February 29, 2008, which contains and incorporates by reference important business and financial information about us and other information about the offering. You should read this prospectus supplement and the accompanying prospectus, as well as any post-effective amendments to the registration statement of which the accompanying prospectus is a part, before you make any investment decision.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference therein as described under “Incorporation By Reference,” or any free writing prospectus that we prepare and distribute. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any such free writing prospectus.

The selling stockholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

In this prospectus supplement, unless otherwise expressly set forth or as the context otherwise indicates:

•	The term OCD refers to Owens Corning Sales, LLC (formerly known as Owens Corning), prior to its emergence from bankruptcy.

•

The terms Owens Corning, the Company, “we,” “our” and “us” refer to Owens Corning (formerly known as Owens Corning (Reorganized) Inc.), a Delaware corporation, and its subsidiaries, after OCD’s emergence from bankruptcy.

ii

THE OFFERING

The selling stockholders may offer all, some or none of their shares of our common stock. Please see “Plan of Distribution” in the accompanying prospectus.

Common stock offered by the selling stockholders	Up to 51,604,884 shares.

Use of Proceeds	We will not receive any of the proceeds from this offering.

NYSE Symbol	“OC”

Determination of Offering Price	The selling stockholders may sell all or any part of the shares of our common stock offered hereby from time to time at those prices as they may determine at the time of sale.

Risk Factors	Before investing in our common stock you should carefully read the information referred to under the heading “Risk Factors” on page 3 of the accompanying prospectus.

SELLING STOCKHOLDERS

The information combined herein with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The shares of our common stock registered hereby were acquired by the selling stockholders both in connection with the transactions contemplated by OCD’s plan of reorganization and through subsequent transactions. Unless set forth in this section, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or with any of our predecessors or affiliates.

The number of shares and percentage of ownership indicated in the following table is based on 131,662,806 outstanding shares of Owens Corning common stock (except as otherwise indicated by footnotes).

The following table sets forth information with respect to the selling stockholders and the shares of Owens Corning common stock beneficially owned by the selling stockholders that may be offered from time to time pursuant to this prospectus supplement. The selling stockholders may offer all, some or none of their shares of our common stock. See “Plan of Distribution” in the accompanying prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock That May Be Offered By This Prospectus	Percentage of Shares of Common Stock Beneficially Owned
				Before Offering	If Maximum Number of Shares Offered are Sold
Appaloosa Investment L.P. I	5,059	(1)(2)	5,059	*	*

Blue Bay Value Recovery (Master) Fund Limited	5,371,558	(3)	2,469,924	4.1%	2.2%

Cargill Financial Services International, Inc.	1,000,333		1,000,333	*	*

Credit Suisse Securities (USA) LLC	548,933		335,533	*	*

D. E. Shaw Laminar Portfolios L.L.C.	15,562,625	(4)(5)(6)	15,562,625	11.7%	*

D. E. Shaw Oculus Portfolios, L.L.C.	4,801,999	(4)(5)	4,801,999	3.6%	*

Deephaven Distressed Opportunities Trading Ltd.	143,443	(7)	143,443	*	*

Deephaven Event Trading Ltd.	92,198	(7)	92,198	*	*

GoldenTree Master Fund, Ltd.	91,440		91,440	*	*

GoldenTree Master Fund II, Ltd.	27,120		27,120	*	*

Citi Goldentree Ltd.	6,440		6,440	*	*

Harbinger Capital Partners Master Fund I, Ltd.	17,080,134	(8)(9)	17,080,134	12.2%	*

Harbinger Capital Partners Special Situations Fund, L.P.	2,478,221	(10)(11)	2,478,221	1.9%	*

Highland Crusader Offshore Partners, L.P.	3,425,090	(12)	1,125,152	2.6%	1.7%

J.P. Morgan Securities Inc.	526,302	(13)(14)	526,302	*	*

King Street Capital, L.P.	631,509		631,509	*	*

King Street Capital, Ltd.	1,355,287		1,355,287	1.0%	*

Lehman Brothers Inc.	628,732		628,732	*	*

Mutual Discovery Fund	750,622	(15)	600,722	*	*

Mutual Qualified Fund	345,065	(15)	279,965	*	*

Mutual Shares Fund	3,320,705	(15)	1,021,874	2.5%	1.7%

FTIF Franklin Mutual Beacon Fund	574,218	(15)	235,448	*	*

Franklin Mutual Global Discovery Fund	9,723	(15)	7,023	*	*

FTF—Franklin Mutual Shares Fund	19,669	(15)	4,848	*	*

Mutual Discovery Fund (Canada)	29,058	(15)	22,258	*	*

FTVIP Mutual Discovery Securities Fund	86,601	(15)	68,601	*	*

FTVIP Mutual Shares Securities Fund	820,981	(15)	250,462	*	*

AXA EQ Mutual Shares Portfolio	107,944	(15)	2,232	*	*

Wayland Distressed Opportunities Fund I-B, LLC	172,483	(16)	30,000	*	*

Wayland Distressed Opportunities Fund I-C, LLC	383,652	(16)	55,000	*	*

Wayzata Opportunities Fund, LLC	4,724,823	(16)	412,250	3.6%	3.3%

Wayzata Opportunities Fund Offshore, L.P.	98,935	(16)	12,750	*	*

Wayzata Recovery Fund, LLC	3,274,427	(16)	240,000	2.5%	2.3%

*	Represents less than 1%
(1)	David A. Tepper is the sole stockholder and president of Appaloosa Partners Inc., which we refer to as API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests of Appaloosa Management L.P., which we refer to as the Manager. The Manager is the general partner of Appaloosa Investment L.P. I. Each of the foregoing persons disclaims beneficial ownership of the shares of common stock of the Company reported herein except to the extent of his or its pecuniary interest therein.
(2)	Includes 5,059 shares of common stock obtainable upon exercise of warrants held by Appaloosa Investment L.P. I.
(3)	BlueBay Asset Management plc, which we refer to as BlueBay, is the investment manager of BlueBay Value Recovery (Master) Fund Limited, which we refer to as BlueBay Value Recovery Fund. As investment manager, BlueBay has full voting and dispositive powers with respect to the shares of the common stock of the Company directly held by BlueBay Value Recovery Fund.
(4)	D. E. Shaw & Co. L.P. as investment adviser, has voting and investment control over any shares of common stock owned or that will be owned by the selling stockholder. Anne Dinning, Julius Gaudio, Lou Salkind, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the shares on D. E. Shaw & Co. L.P.’s behalf.
(5)	David Lyon, a vice president at D. E. Shaw & Co., L.P., which is an affiliate of and the investment adviser to D. E. Shaw Laminar Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C., is a director of the Company.
(6)	Includes 1,287,943 shares obtainable upon exercise of warrants held by D. E. Shaw Laminar Portfolios, L.L.C. Pursuant to Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, such shares are deemed outstanding for the purpose of computing the percentage of shares of common stock beneficially owned by such holder. Accordingly, this percentage is calculated based on 132,950,749 outstanding shares.
(7)	Deephaven Capital Management LLC, which we refer to as Deephaven is the investment manager to Deephaven Distressed Opportunities Trading Ltd., which we refer to as Deephaven Distressed, and Deephaven Event Trading Ltd., which we refer to as Event Fund. As investment manager, Deephaven has full voting and dispositive power with respect to the shares of the common stock of the Company directly held by Deephaven Distressed and Event Fund. Deephaven disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest in Deephaven Distressed and Event Fund.
(8)	These securities may also be deemed to be beneficially owned by Harbinger Capital Partners Offshore Manager, L.L.C. , the investment manager of Harbinger Capital Partners Master Fund I, Ltd., which we refer to as Master Fund, HMC Investors, L.L.C., its managing member, which we refer to as HMC Investors, Harbert Management Corporation, which we refer to as HMC, the managing member of HMC Investors, Philip Falcone, a shareholder of HMC and the portfolio manager of the Master Fund, Raymond J. Harbert, a shareholder of HMC, and Michael D. Luce, a shareholder of HMC. Each such person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this report shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Section 13 or 16 of the Exchange Act, or for any other purpose. The persons above may also be deemed to be affiliated with HMC Investments, Inc., a registered broker-dealer.
(9)	Includes 8,398,982 shares of common stock obtainable upon exercise of warrants by Master Fund. Pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, such shares are deemed outstanding for the purpose of computing the percentage of shares of common stock beneficially owned by such holder. Accordingly, this percentage is calculated based on 140,061,788 outstanding shares.
(10)	These securities may also be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC, which we refer to as HCPSS, HMC-New-York, Inc., which we refer to as HMCNY, HMC, Philip Falcone, Raymond J. Harbert, and Michael D. Luce. HCPSS is the general partner of Harbinger Capital Partners Special Situations Fund, L.P., which we refer to as Special Situations Fund. HMCNY is the managing member of HCPSS. HMC wholly owns HMCNY. Phillip Falcone is the portfolio manager of Special Situations Fund and is a shareholder of HMC. Raymond J. Harbert and Michael D. Luce are shareholders of HMC. Each such person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this report shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Section 13 or 16 of the Exchange Act, or for any other purpose. The persons above may also be deemed to be affiliated with HMC Investments, Inc., a registered broker-dealer.
(11)	Includes 1,588,166 shares of common stock obtainable upon exercise of warrants held by Harbinger Capital Partners Special Situations Fund, L.P.
(12)	Highland Capital Management, L.P. (“HCMLP”) is the investment manager for Highland Crusader Offshore Partners, L.P. (“HCOP”) and may be deemed to beneficially own securities owned by HCOP. Strand Advisors, Inc. is the general partner of HCMLP. Mr. James D. Dondero is a director and the President of Strand, and in that capacity, may be deemed to have or share voting control over the common stock held by HCMLP. HCMLP, Strand and Mr. Dondero each declares that the filing of this prospectus supplement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act or any other purpose, the beneficial owner of any securities covered by this prospectus supplement. HCOP, HCMLP, Strand and Mr. Dondero each expressly disclaim membership in a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Exchange Act.
(13)	Includes 25,972 shares of common stock obtainable upon exercise of warrants held by J.P. Morgan Securities Inc.
(14)	These securities may also be deemed to be beneficially owned by JP Morgan Chase & Co., the indirect parent of J.P. Morgan Securities Inc.
(15)	These selling stockholders are open or closed-end investment companies or other managed accounts which are advised by Franklin Mutual Advisers, LLC, or FMA, an investment advisor registered under the Investment Advisers Act of 1940. FMA is an indirect wholly-owned subsidiary of Franklin Resources, Inc., or FRI, a diversified financial services organization. Investment advisory agreements between FMA and the selling stockholder listed above grant FMA all investment and voting power over the common stock listed above. Neither FRI nor FMA have any interest in dividends or proceeds from the sale of the shares and they disclaim beneficial ownership of any of the shares.
(16)	Wayzata Investment Partners LLC, which we refer to as Wayzata, as investment adviser, has voting power and investment control over any shares of common stock owned or that will be owned by the selling stockholders. Patrick J. Halloran or his designees exercise voting and investment control over the shares on Wayzata’s behalf. Wayzata and Mr. Halloran disclaim beneficial ownership of the shares held by the Wayzata funds.

PROSPECTUS

Owens Corning

Common Stock

Certain selling stockholders may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time any common stock is offered pursuant to this prospectus, the selling stockholders will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the name of each selling stockholder and the number of shares of our common stock to be sold by such selling stockholder. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell shares of our common stock unless accompanied by a prospectus supplement.

The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and the prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents.

We do not know when or in what amounts a selling stockholder may offer these shares of our common stock for sale. The selling stockholders may sell all, some or none of the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock sold by the selling stockholders.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “OC.”

Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659, and our telephone number at that address is (419) 248-8000. Our principal website is located at www.owenscorning.com. Information on our website does not constitute part of this prospectus.

Investing in our common stock involves risks. You should carefully consider the information referred to under the heading “ Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 29, 2008.

Prospectus

(i)

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to: Owens Corning, One Owens Corning Parkway, Toledo, Ohio 43659, Attention: Corporate Secretary, (419) 248-8000.

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Under the automatic shelf process, one or more of the selling stockholders to be named in a prospectus supplement may offer and sell, from time to time, shares of our common stock. The selling stockholders will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which they are offering and selling our common stock. We may also add, update or change in a prospectus supplement information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Incorporation By Reference,” or any free writing prospectus that we prepare and distribute. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.

The selling stockholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

In this prospectus, unless otherwise expressly set forth or as the context otherwise indicates:

•	The term OCD refers to Owens Corning Sales, LLC (formerly known as Owens Corning), prior to its emergence from bankruptcy.

•

The terms Owens Corning, the Company, “we,” “our” and “us” refer to Owens Corning (formerly known as Owens Corning (Reorganized) Inc.), a Delaware corporation, and its subsidiaries, after OCD’s emergence from bankruptcy.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “project,” “strategy,” “will,” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Some of the important factors that may influence possible differences include:

•	our legal restructuring;

•	competitive factors;

•	pricing pressures;

•	availability and cost of energy and materials;

•	construction activity;

•	interest rate movements;

•	issues involving implementation of new business systems;

•	achievement of expected cost reductions and/or productivity improvements;

•	general economic and political conditions, including new legislation;

•	overall global economic environment;

•	foreign exchange fluctuations;

•	the success of research and development activities;

•	difficulties or delays in manufacturing; and

•	labor disputes.

All forward-looking statements in this prospectus and any accompanying prospectus supplement should be considered in the context of the risk and other factors described above. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus or any prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus or any prospectus supplement are cautioned not to place undue reliance on the forward-looking statements.

THE COMPANY

Owens Corning, a global company incorporated in Delaware, is headquartered in Toledo, Ohio, and is a leading global producer of residential and commercial building materials and glass fiber reinforcements and other similar materials for composite systems. We operate within two general product categories: building materials, which includes our Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services reportable segments, and composites, which includes our Composite Solutions reportable segment. These segments comprised approximately 34%, 27%, 6% and 33% of our total net sales, respectively, in fiscal 2007. Through our building materials product category, we manufacture and sell products primarily in the United States, Canada, Europe and Latin America, and through our composites product category, we manufacture and sell products worldwide. We maintain leading market positions in both of our major product categories.

On October 5, 2000, our predecessor company, OCD and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code to resolve asbestos claims against OCD and certain of its subsidiaries and protect the long-term value of OCD’s business. OCD satisfied the conditions of its plan of reorganization and emerged from bankruptcy on October 31, 2006, with all asbestos-related liabilities resolved through such plan of reorganization. At such time, the Company became the holding company for the Owens Corning companies.

RISK FACTORS

You should consider carefully the following information about the risks described below, together with the other information contained in, or incorporated by reference into, this prospectus, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2007, before you decide to buy the common stock offered by this prospectus. If any of the events outlined actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Ownership of Our Common Stock

The resale of shares of our common stock registered by this prospectus may adversely affect the market price of our common stock.

We have granted extensive registration rights to certain investors, which we refer to as the Investors, and the 524(g) Trust formed in connection with our emergence from bankruptcy, which we refer to as the 524(g) Trust. A substantial portion of our outstanding common stock is registered for resale under the registration statement of which this prospectus forms a part. We have granted the Investors rights to cause us, at our expense, to file the registration statement of which this prospectus forms a part as well as one or more registration statements under the Securities Act, covering resale of shares of common stock held by the Investors, certain of their affiliates and their assignees. These shares may also be sold under Rule 144 of the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. Except in limited circumstances, there are no restrictions on the right of the Investors to register and sell some or all of their shares or shares held by their affiliates.

In addition, we have agreed to register for resale the 28.2 million shares of our common stock that were issued to the 524(g) Trust. As is the case with the shares of our common stock held by the Investors, there are limited restrictions on when these shares issued to the 524(g) Trust can be registered or sold.

The ability of the Investors and the 524(g) Trust to sell a large number of shares could be adversely disruptive to the trading price of our common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of our common stock offered hereby.

SELLING STOCKHOLDERS

The selling stockholders will be named in the accompanying prospectus supplement, along with information regarding the beneficial ownership of our common stock by such selling stockholders as of the date of the prospectus supplement, the number of shares being offered by such selling stockholders and the number of shares beneficially owned by such selling stockholders after the applicable offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

For example, the selling stockholders may engage brokers and dealers, and any broker or dealer may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged.

A selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales. A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan the securities offered hereby to a broker-dealer and the broker-dealer may sell the loaned securities pursuant to this prospectus.

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third-party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act. Certain of the selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

Certain of the securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay certain expenses in connection with this offering, including the fees and expenses of one counsel retained by or on behalf of J.P. Morgan Securities Inc. and/or the other Investors (considered together) and one counsel retained by or on behalf of the 524(g) Trust, as the case may be.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

CERTAIN TRANSACTIONS

In connection with our emergence from bankruptcy, we entered into agreements with parties who have received shares of our common stock in exchange for their claims. The terms of the agreements summarized below are more detailed than the general information provided below. Therefore, please carefully consider the actual provisions of these agreements.

Equity Commitment Agreement

OCD entered into an agreement, which we refer to as the Equity Commitment Agreement, with J.P. Morgan Securities Inc., pursuant to which J.P. Morgan Securities Inc. committed to purchase from us, at $30.00 per share, any of the 72.9 million shares of our common stock offered pursuant to a rights offering that were not subscribed for and issued pursuant to the rights offering. In consideration for this commitment from J.P. Morgan Securities Inc., OCD paid a $100 million fee to J.P. Morgan Securities Inc.

In connection with the Equity Commitment Agreement, J.P. Morgan Securities Inc. entered into a syndication agreement with various other investors, who we refer to, along with J.P. Morgan Securities Inc., as the Investors, whereby each Investor agreed to each purchase from J.P. Morgan Securities Inc. its pro rata portion of any shares of our common stock purchased by J.P. Morgan Securities Inc. under the Equity Commitment Agreement. The other Investors received a pro rata portion of the fee paid to J.P. Morgan Securities Inc. in consideration for their commitments under the syndication agreement. Subject to the terms of the Equity Commitment Agreement and related syndication agreement, the Investors purchased the approximately 70.0 million shares which were not subscribed for and purchased under the rights offering.

Registration Rights Agreements

On July 7, 2006, OCD entered into a registration rights agreement with J.P. Morgan Securities Inc., which we refer to, as amended, as the Investor Registration Agreement. The other Investors have the right to become parties to the Investor Registration Agreement, and joinders to the Investor Registration Agreement have been executed by, among others, the selling stockholders.

Also on July 7, 2006, OCD, the Asbestos Claimants’ Committee and the Future Claimants’ Representative finalized the terms of a form of registration rights agreement which was entered into by the Company and the 524(g) Trust upon the effectiveness of our plan of reorganization. We refer to this registration agreement, as amended, as the Trust Registration Agreement, and we refer to the Investor Registration Agreement and the Trust Registration Agreement together as the Registration Rights Agreements.

Among other things, pursuant to the terms of the Registration Rights Agreements:

•	the Company is required to file the registration statement of which this prospectus forms a part to effect the registration of Owens Corning common stock;

•

we are required to use our reasonable best efforts to cause that registration statement to remain continually effective and properly supplemented and amended for so long as the registration statement can remain effective under the Securities Act, or, if earlier, for two years following January 4, 2008, which was the last day on which certain investment firms’ call rights to purchase a portion of the 524(g) Trust’s shares expired;

•	in the event that the registration statement of which this prospectus forms a part ceases to be effective, we will be required to use our reasonable best efforts to:

•	cause a replacement registration statement to be filed with the SEC as promptly as practicable,

•	have that replacement registration statement declared effective by the SEC as promptly as practicable after its filing, and

•

cause that replacement registration statement to remain continually effective and properly supplemented and amended for two years following the first day of effectiveness of that replacement registration statement;

•

if the Company proposes to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer the other parties to the Registration Rights Agreements the opportunity to register all or part of their shares on the terms and conditions set forth in the Registration Rights Agreements; and

•

the other parties to the Registration Rights Agreements received the right, subject to certain conditions and exceptions, to request that the Company file registration statements (subject to certain limitations on the number of registration statements and the minimum number of shares covered thereby) with the SEC for an offering of all or part of their respective shares of Owens Corning common stock, which registration statement is referred to as a demand registration, and the Company is required to cause the demand registration to be filed with the SEC as promptly as practicable following any demand.

All expenses of registration under the Registration Rights Agreements, including the legal fees of one counsel retained by or on behalf of J.P. Morgan Securities Inc. and/or the other Investors (considered together) and one counsel retained by or on behalf of the 524(g) Trust, as the case may be, will be paid by the Company.

The registration rights granted in the Registration Rights Agreements are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The Registration Rights Agreements also contain customary indemnification and contribution provisions, and certain representations and warranties made by us to the other parties to the Registration Rights Agreements. Further details concerning these representations and warranties and the other terms of the Registration Rights Agreements may be obtained through a review of the Registration Rights Agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

The Registration Rights Agreements are governed by Delaware law.

DESCRIPTION OF CAPITAL STOCK

For a full description of our common stock please see the documents identified in the section “Incorporation by Reference” in this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the reports which contain explanatory paragraphs on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Saint-Gobain’s reinforcements and composite fabrics businesses that the registrant acquired as of November 1, 2007, the adoption of FASB Interpretation No. 48 and Statement of Financial Accounting Standards No. 158, and the adoption of fresh-start accounting as of November 1, 2006 in connection with the registrant’s emergence from bankruptcy of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.owenscorning.com. You may access our and OCD’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at such site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our annual report on Form 10-K for the year ended December 31, 2007, filed on February 27, 2008;

•	our current reports on Form 8-K filed on January 29, 2008 and February 7, 2008; and

•	the description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on October 19, 2006 (File No. 001-33100).

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offering is completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: Corporate Secretary

(419) 248-8000

51,604,884 Shares

Owens Corning

Common Stock

PROSPECTUS SUPPLEMENT

April 4, 2008